Exhibit 16.1

June 24, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K dated June 19, 2024 to be filed by Nano Magic Inc. We agree with the statements under Item 4.01 insofar as they relate to our Firm.

We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ UHY LLP

Sterling Heights, Michigan

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